Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

539,588 SHARES OF CLASS B COMMON STOCK

OF

HYATT HOTELS CORPORATION

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Hyatt Hotels Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. 539,588 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), of the Corporation have been converted into 539,588 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of the Corporation.

2. The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 4, 2009, as amended by a certificate of retirement of 38,000,000 shares of Class B Common Stock filed with the Secretary of State of the State of Delaware on December 11, 2009, provides that any shares of Class B Common Stock which are converted into shares of Class A Common Stock shall be retired and may not be reissued by the Corporation.

3. The Board of Directors of the Corporation has adopted resolutions retiring the 539,588 shares of Class B Common Stock that converted into 539,588 shares of Class A Common Stock.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be further amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 539,588 shares, such that the total number of authorized shares of the Corporation shall be 1,471,460,412, such shares consisting of 1,000,000,000 shares designated Class A Common Stock, 461,460,412 shares designated Class B Common Stock, and 10,000,000 shares designated Preferred Stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 14th day of September, 2010.

HYATT HOTELS CORPORATION

By:	/s/ Harmit J. Singh
Harmit J. Singh
Executive Vice President, Chief Financial Officer